Exhibit 4.7

NO SALE, OFFER TO SELL OR TRANSFER OF THE SECURITY REPRESENTED BY THIS PROMISSORY NOTE SHALL BE MADE UNLESS A REGISTRATION STATEMENT IS IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES ARE APPROPRIATELY REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR EXEMPTION FROM THE APPLICABLE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS ARE, IN THE OPINION OF LEGAL COUNSEL, THEN APPLICABLE TO SUCH SECURITIES.

PROMISSORY NOTE

FIXED TERM CONVERTIBLE NOTE	White Bear Lake, Minnesota

$___________	______________

FOR VALUE RECEIVED, EPIEN Medical, Inc., a Minnesota corporation (the “Company”), hereby promises to pay to the order of ______________(an individual) with right of survivorship (“Payee”), the principal sum of ___________________Dollars ($_______) (“Principal”), together with interest as provided for herein.

This Promissory Note shall be subject to the following terms and conditions and the terms and conditions contained in the Loan Agreement, dated the date hereof, between the Company and Payee (the “Loan Agreement”):

SECTION 1

Terms

Interest Rate. The Company agrees to pay interest on the outstanding Principal from the date of this Promissory Note until the Principal has been paid in full and at a fixed rate per annum equal to _______ percent (___%). Such interest shall be computed on the basis of actual days elapsed and a year of 365 days, payable in full on the Due Date.

Payment Date. The Company agrees that the entire outstanding Principal, together with all interest accrued thereon, shall be due and payable in lawful money of the United States of America in immediately available funds three year from the date hereof (“Due Date”), unless this Promissory Note shall have been prepaid, upon presentation and surrender of this Promissory Note, duly endorsed in blank, at the principal office of the Company; provided, however, that the Principal and all accrued interest of this Promissory Note may be converted into securities of the Company, as provided in Section 2 hereof.

Default. If an Event of Default, as defined in the Loan Agreement, shall have occurred and be continuing, Payee may, at Payee’s option, exercise any right, power or remedy permitted to it by law and shall have, in particular, without limitation on the foregoing, the right to declare the entire unpaid Principal of this Promissory Note and interest accrued thereon to be due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

Prepayment. The Company may prepay the Principal of this Promissory Note in whole at any time without premium or penalty upon not less than fifteen (15) days advance written notice to Payees. The Company may prepay in whole or in part an interest due under the Promissory Note without notice.

Related Promissory Notes. This Promissory Note is one of a series of Promissory Notes (collectively, the “Notes”), all of which are substantively similar to this Promissory Note.

SECTION 2

Convertibility

Optional Conversion. At any time from and after one year from the date hereof, Payee may elect to convert all of the then outstanding Principal and accrued but unpaid interest due under this Promissory Note into shares of Common Stock of the Company, $0.01 par value per share (the “Common Stock”) by giving written notice of such election on or prior to the Due Date. The conversion price per share for the shares of Common Stock purchased by Payee pursuant to conversion of this Promissory Note shall equal a twenty-five percent (25%) discount of the current fair market value of a share of the Common Stock as of the date of the conversion (the “Conversion Price”). In lieu of issuing fractional shares, the Company shall pay all of the cash value of any fractional interest to Payee.

Fair Market Value. For purposes of this Section, “Fair Market Value” means (i) if the Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Common Stock are reported on the Nasdaq National Market, the reported closing price of the Common Stock on such exchange or by the Nasdaq National Market as of such date (or, if no shares were traded on such days, as of the next preceding day on which there was such a trade); or (ii) if the Common Stock is not so listed or admitted to unlisted trading privileges or reported on the Nasdaq National Market, and bid and asked prices therefore in the over-the-counter market are reported by the Nasdaq system or National Quotation Bureau, Inc. (or any comparable reporting system), the mean of the closing bid and asked prices as of such date, as so reported by the Nasdaq system, or, if not so reported thereon, as reported by National Quotation Bureau, Inc. (or such comparable reporting service); or (iii) if the Common Stock is not so listed or admitted to unlisted trading privileges, or reported on the Nasdaq National Market, and such bid and asked prices are not so reported by the Nasdaq system or National Quotation Bureau, Inc. (or any comparable reporting service), such price as the Company’s Board of Directors determines in good faith in the exercise of its reasonable discretion.

Mandatory Conversion. At any time from and after one year from the date hereof, or as of and from such earlier date as the Company’s Board of Directors shall determine in its sole discretion, all of the then outstanding Principal and accrued but unpaid interest due under this Promissory Note shall automatically convert to Common Stock at the Conversion Price immediately prior to the occurrence of any of the following: i) a merger in which the shareholders of the Company prior to the merger hold less than 50% of the voting power of the capital stock of the surviving corporation after such merger, a sale of all of the assets of the Company or a transaction or series of transactions in which 50% or more of the voting power of the capital stock of the Company is transferred; or ii) the closing of an initial public offering of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.

SECTION 3

Warrant Coverage

The Company hereby issues to Payee a warrant to purchase ______ shares of Common Stock of the Company at an exercise price of $_____ per share:

The form of any warrant issued pursuant to this Section 3 shall be the attached Exhibit A.

SECTION 4

Miscellaneous

Transferability. Other than pursuant to registration under federal and any applicable state securities laws or an exemption from such registration, this Promissory Note may not be sold, pledged, assigned, or otherwise disposed of (whether voluntarily or involuntarily) by Payee unless the Company receives from the transferee such representations and agreements as the Company may determine in its sole discretion to be necessary and appropriate to permit such transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws. Each certificate representing this Promissory Note shall bear appropriate legends setting forth these restrictions on transfer.

Benefit of Promissory Note. This Promissory Note shall be binding upon, and shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

Costs. The Company hereby waives presentment for payment, notice of dishonor, protest and notice of protest and, in the event this Promissory Note is not paid in full by the date required in Section 1, the Company shall pay all of Payee’s costs of collection, including but not limited to, all reasonable attorneys’ fees.

Governing Law and Construction. This Promissory Note shall be construed in accordance with and governed by the laws of the State of Minnesota. Whenever possible, each provision of this Promissory Note and any other statement, instrument or transaction contemplated hereby and valid under such applicable law, but, if any provision of this Promissory Note or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note or any other statement, instrument or transaction contemplated hereby or relating hereto. In the event of any conflict with, between or among the provisions of this Promissory Note or any other statement, instrument, or transaction contemplated or relating hereto those provisions giving Payee the greater right shall govern.

Notices, Etc. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, sent by facsimile transmission to the telephone number as may hereinafter be designated by the recipient to the sender, or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address as may hereafter be designated by the addressee to the addresser. All such notices, advises and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, on the date of transmission, and (c) in the case of mailing, on the third day after the posting thereof.

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the ________________.

EPIEN MEDICAL, INC.

Reginald Dupré
Chief Executive Officer

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